                                                                    EXHIBIT 11.1

                               USWEB CORPORATION

                       CALCULATION OF NET LOSS PER SHARE
                    (In thousands, except per share amounts)
                                  (Unaudited)

                                                                        Three months ended       Nine months ended
                                                                      ----------------------  ------------------------
                                                                          September 30.            September 30,
                                                                      ----------------------  ------------------------
                                                                         1999        1998        1999         1998
                                                                      ----------  ----------  -----------  -----------
Net loss ...........................................................   $(44,009)   $(27,765)   $(118,257)   $(104,132)
                                                                       ========    ========    =========    =========
Weighted average common shares outstanding..........................     78,310      62,000       73,515       56,605
Shares deemed outstanding under stock bonus arrangements for
      employees of acquired companies...............................      3,137       1,451        2,291          926
                                                                       --------    --------    ---------    ---------
Total weighted average common shares outstanding....................     81,447      63,451       75,806       57,531
                                                                       ========    ========    =========    =========
Basic and diluted net loss per share................................   $  (0.54)   $  (0.44)   $   (1.56)   $   (1.81)
                                                                       ========    ========    =========    =========

  Net loss per share is computed in accordance with SFAS No. 128, "Earnings Per Share," and SEC Staff Accounting Bulletin No. 98 for all periods presented. The computation excludes: (i) acquisition-related shares held in escrow, and (ii) Common Stock subject to repurchase rights. The computation of net loss and diluted supplemental net loss per share excludes Common Stock issuable upon exercise of certain employee stock options and upon exercise of certain outstanding warrants, as their effect is antidilutive.